Exhibit A(1)(a)

This MASTER TRUST AGREEMENT is dated as of December 18, 2019, and is among Cowen Prime Services, LLC, as Depositor, Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee. The Trust formed by this Trust Agreement shall be governed by the terms of this Trust Agreement; the Trust may from time to time create Series; and each Series created within the Trust shall be governed by the related Series Trust Agreement by and among the parties named therein and this Trust Agreement.

NOW, THEREFORE, the parties hereto hereby agree:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01     Definitions.  The following terms when used in this Trust Agreement have the following meanings unless the context clearly indicates otherwise.  Terms used in this Trust Agreement and not defined in this Article I have the meanings assigned to such terms in the related Series Trust Agreement and Master Terms defined below.

“Delaware Statutory Trust Statute” means the Delaware Statutory Trust Act (12 Del. C. Section 380 (et seq.)), as amended from time to time.

“Master Terms” means the Standard Terms and Conditions of Trust For m+ funds Trust with respect to each Series, in the form attached to each Series Trust Agreement as such terms and provisions are amended or supplemented by the related Series Trust Agreement.

“Person” means an individual, association, unincorporated organization, corporation, partnership, limited liability company, joint venture, trust or a government or an agency or a political subdivision thereof, or any other entity or organization, whether or not a legal entity.

“Series” means each separate series of beneficial interests in a segregated pool of assets of the Trust with the characteristics assigned thereto in the Delaware Statutory Trust Statute; each Series will be as described in and be composed of the assets and rights described in the Series Trust Agreement bearing the applicable series designation.

“Series Trust Agreement” means, with respect to each Series created pursuant to Article IV of this Trust Agreement, the Series Trust Agreement entered into by the parties hereto in connection with the creation of such Series together with the Master Terms incorporated thereby.

“Series Trustee” means, with respect to any Series, the trustee named in the related Series Trust Agreement.

“State” means the State of Delaware.

“Trust” means the Delaware statutory trust created by this Trust Agreement.

“Trust Agreement” means this Master Trust Agreement as amended, amended and restated, supplemented or otherwise modified from time to time.

“Trustee” means The Bank of New York Mellon, appointed as Trustee pursuant to the terms of this Trust Agreement, and any successors thereto or assigns thereof in such capacity.

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Section 1.02      Rules of Construction.  Unless the context or use indicates another or different meaning or intent, the following rules apply to the construction of this Trust Agreement:

(a)       Words importing the singular number include the plural number and vice versa.

(b)       The captions and headings herein are solely for convenience of reference and do not constitute a part of this Trust Agreement and shall not affect its meaning, construction or effect.

(c)       The words “hereof,” “herein,” “hereto” and other words of similar import in the Trust Agreement mean “in” and “under” this Trust Agreement and the exhibits hereto but do not, unless expressly stated, include any Series Trust Agreement nor the Master Terms as incorporated therein.

ARTICLE II

CREATION OF TRUST

Section 2.01      Creation; Purpose.

(a)       The name of the Trust is “m+ funds Trust”.  The Trust will be located and administered in the State of Delaware or the State of New York.  The Trustee shall administer and manage the assets of the Trust and shall make and execute contracts and other instruments on behalf of the Trust as required in this Trust Agreement.  It is the intention of the parties hereto that the Trust constitute a statutory trust under the Delaware Statutory Trust Statute.  The Trustee shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) the Certificate of Trust of the Trust in the form attached hereto as Exhibit A and any other certificate required under the Delaware Statutory Trust Statute to be filed with the Secretary of State.  The Trust will constitute a statutory trust under the Delaware Statutory Trust Statute.  This Trust Agreement together with each Series Trust Agreement will constitute the governing instrument of the Trust.

(b)       All bank accounts maintained by the Trustee on behalf of a Series shall be located in the State of Delaware or the State of New York.  The Trust shall not have any employees; provided, however, that nothing herein shall restrict or prohibit the Trustee from having employees within or without the State of Delaware or the State of New York.  Payments shall be received by the Trust only in Delaware or New York, and payments shall be made by the Trust only from Delaware or New York.  The only office of the Trust shall be the corporate trust office of the Trustee in Delaware or New York, and the principal place of business of the Trust shall be the corporate trust office of the Trustee.

(c)       The purpose of the Trust is to operate as a registered investment company under the Investment Company Act of 1940, as amended.

Section 2.02      Series.  The Trust shall be composed of separate series of beneficial interests, each constituting a Series in a segregated pool of assets of the Trust pursuant to Section 3806(b)(2) of the Delaware Statutory Trust Statute, and each Series shall be a separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Statute.  Accordingly, separate and distinct records shall be maintained by the Trust for each Series, and the assets of the Trust associated with each Series shall be held in such separate and distinct records (directly or indirectly through a nominee or otherwise) and accounted for by the Trust in such separate and distinct records separately from the assets of the Trust or any other Series or in any other manner permitted by Section 3804(a) of the Delaware Statutory Trust Statute.

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The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series.  Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series.  Notice of this limitation on interseries liabilities shall be set forth in the Certificate of Trust of the Trust to be filed in the Office of the Secretary of State of the State, and, upon the giving of such notice in the certificate of trust, the statutory provisions of Section 3804(a) of the Delaware Statutory Trust Statute relating to limitations on interseries liabilities (and the statutory effect under Section 3804(a) of setting forth such notice in the certificate of trust) will become applicable to the Trust and each Series.

Section 2.03     Execution of Documents.  Each Series Trustee and the Depositor is hereby authorized to execute and deliver documents related to the Series for which it is named as Series Trustee and Depositor, and documents so executed and delivered by a Series Trustee and Depositor shall be valid obligations of the Trust and assigned to the related Series.

ARTICLE III

TRUSTEE

Section 3.01     Appointment.  The Bank of New York Mellon is hereby appointed by the Depositor to serve as the trustee of the Trust.  It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Series Trustees, Depositor, Portfolio Consultant, Evaluator, Supervisor or any other Person.

Section 3.02     Duties.  The duties of the Trustee are limited to the execution of any certificates required to be filed with the Delaware Secretary of State which the Trustee is required to execute under Section 3811 of the Act.  To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Unitholders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Trust Agreement.  The Trustee will have no liability for the acts or omissions of any Series Trustee, Depositor, Portfolio Consultant, Evaluator, Supervisor or any other Person.

Section 3.03     Removal and Resignation.  The Trustee may be removed by the Depositor and the Portfolio Consultant, jointly and severally, upon 30 days prior written notice to the Trustee.  The Trustee may resign upon 30 days prior written notice to the Depositor and the Portfolio Consultant.  No resignation or removal of the Trustee shall be effective except upon the appointment of a successor Trustee.  If no successor has been appointed within such 30-day period, the Trustee or the Depositor may, at the expense of the Trust, petition a court to appoint a successor Trustee.

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Section 3.04      Successor.  Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee is a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, will be the successor Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

Section 3.05      Rights and Protections.  The Trustee is entitled to all of the same rights, protections, indemnities and immunities under this Trust Agreement and with respect to the Trust as the Series Trustees.  No amendment or waiver of any provision of this Trust Agreement which adversely affects the Trustee will be effective against it without its prior written consent.

ARTICLE IV

CREATION OF SERIES

Section 4.01      Creation of Series.  The parties hereto may from time to time enter into Series Trust Agreements, containing such terms as the parties deem appropriate and as are acceptable to the Series Trustee, and thereby create Series and sell, transfer, assign and otherwise convey Securities to the Trust or cause another Person to sell, transfer, assign and otherwise convey Securities to the Trust to be assigned to such Series.  The Series Trustee for each new Series will be set forth in the Series Trust Agreement.

Section 4.02      Segregation of Assets.

(a)       The assets of each Series shall be a segregated pool of assets of the Trust pursuant to Section 3806(b)(2) of the Delaware Statutory Trust Statute and the related Units shall be separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Statute.

(b)       Each Series Trust Agreement (or the Master Terms attached thereto) shall contain a provision substantially similar to the following:

The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series described in this Series Trust Agreement shall be enforceable against the assets of this Series only, and not against the assets of the Trust generally or the assets of any other Series.  Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of this Series.

(c)       Each contract and agreement entered into by the Trust shall state the Series to which such contract or agreement relates and shall contain an express provision to the effect that all liabilities and obligations under such contract or agreement shall be enforceable against the assets of such Series only and not against the assets of the Trust generally or the assets of any other Series; provided, however, the failure to include such provision shall not be deemed to effect the limitation of liability of a Series as described in this Trust Agreement.

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ARTICLE V

MISCELLANEOUS

Section 5.01     Governing Law.  The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto and the Unitholders intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Statutory Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Depositor, the Portfolio Consultant, the Evaluator, the Supervisor, the Trustee, any Series Trustee, the Unitholders or this Trust Agreement or any Series Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Statutory Trust Statute) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee, any Series Trustee, the Depositor, the Portfolio Consultant, the Evaluator, the Supervisor or the Unitholders set forth or referenced in this Trust Agreement or any Series Trust Agreement.  Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust or any Series.

Section 5.02     Further Assurances.  The Depositor agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by a Series Trustee or the Trustee more fully to effect the purposes of this Trust Agreement, the transfer of the Securities to the Trust and the assignment of the assets to the respective Series.

Section 5.03     Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 6.04 hereof or pursuant to any applicable provision of the Delaware Statutory Trust Statute.

Section 5.04     Termination; Dissolution; Sale of Assets.  The Trust shall dissolve and wind up its affairs in accordance with Section 3808 of the Delaware Statutory Trust Statute at the election of the Depositor and the Portfolio Consultant, jointly and severally, on the date upon which the last Series has terminated and all amounts finally due and owing to the Unitholder are to be paid pursuant to the Series Trust Agreements.  Upon the completion of winding up of the Trust, including the payment or the making reasonable provision for payment of all obligations of the Trust in accordance with Section 3808 of the Delaware Statutory Trust Statute, the Trustee, at the direction and expense of the Depositor, shall file a certificate of cancellation with the Delaware Secretary of State in accordance with Section 3810 of the Act, at which time the Trust and this Trust Agreement shall terminate.

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Section 5.05      Amendments to Trust Agreement.  This Trust Agreement, including the exhibits hereto, may be amended from time to time as provided in this Section 5.05.

(a)       This Trust Agreement may be amended at any time and from time to time by agreement among the parties hereto to cure any formal defect, omission, inconsistency or ambiguity or for any other purpose and in any other respect which they may deem necessary or desirable, without the consent of the Units of the Series to which the amendment applies, if the Depositor determines that such amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to such Series so as to affect them adversely.

(b)       No amendment pursuant to this Section 5.05 shall take effect unless the Trust and each Series Trustee have received an Opinion of Counsel to the effect that any such amendment complies with this Section 5.05.

(c)       Each Series Trust Agreement shall be amended as set forth in such Series Trust Agreement.  To the extent a Series Trust Agreement is amended, any such amendments shall apply to the related Series and shall not constitute an amendment to this Trust Agreement or any exhibit hereto.

Section 5.06      Joinder of Series Trustees.  By its execution of a Series Trust Agreement, each Series Trustee named in such Series Trust Agreement (and any successor thereto) shall, without any further action by such Series Trustee or any other Person, be deemed to be a party to this Trust Agreement with all of the rights and obligations applicable to a Series Trustee hereunder.  Upon the termination of a Series Trust Agreement, the Series Trustee named in such Series Trust Agreement (or any successors thereto) shall, without any further action by such Series Trustee or any other Person, no longer be deemed to be a party to this Trust Agreement as applicable to the terminated Series Trust Agreement (or the Series created thereunder).

Section 5.07      Notices.  Any notice or other instrument in writing which is authorized or required by this Trust Agreement to be given shall be sufficiently given if sent by Electronic Means or addressed to and received by the addressee at its office specified below if the Persons listed below serve in the respective capacities listed below, or at such other place as the addressee may from time to time designate to the parties hereto in writing, or, if a Person listed below does not serve in the capacity listed below, then at the address provided in the Series Trust Agreement or otherwise provided in writing by such Person.

(i)	If to the Series Trustee for a Series, at the address set forth in the related Series.

(ii)	If to the Depositor:

Cowen Prime Services, LLC
599 Lexington Ave.
New York, NY 10022
Attn:     Michael S. Rosen
            Managing Director

Mike.Rosen@cowen.com

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(iii)	If to the Portfolio Consultant, Evaluator and Supervisor:

Alaia Capital, LLC
10 Corbin Drive
Darien, Connecticut  06820
Attn: Oscar Loynaz, CEO
Oscar.loynaz@alaiacapital.com

(iv)	If to the Trustee:

The Bank of New York Mellon
2 Hanson Place
12th Floor
Brooklyn, New York  11217
Attn: Unit Investment Trust Division

Section 5.08     Counterparts.  This Trust Agreement may be executed in several counterparts each of which shall be regarded as the original and all of which shall constitute one and the same agreement.  Any notice or other instrument in writing which is authorized or required by this Trust Agreement to be given shall be sufficiently given if sent by telecopy, e-mail or other electronic means of communication including “electronic transmission” as defined in the Delaware Statutory Trust Statute, addressed to and received by the addressee at such place as the addressee may from time to time designate to the parties hereto in writing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Master Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

COWEN PRIME SERVICES, LLC

as Depositor

By: Cowen PB Holdings, LLC, its sole member

By: /s/ Daniel S. Charney
Name: Daniel S. Charney
Title: Chief Executive Officer

ALAIA CAPITAL, LLC

as Portfolio Consultant, Evaluator and Supervisor

By: /s/ Oscar Loynaz
Name: Oscar Loynaz
Title: Chief Executive Officer

THE BANK OF NEW YORK MELLON

as Trustee

By: /s/ Rosalia A. Koopman
Name: Rosalia A. Koopman
Title: Managing Director

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Exhibit A
To Master Trust
Agreement

Form of Certificate of Trust

CERTIFICATE OF TRUST
OF
M+ FUNDS TRUST

This Certificate of Trust of m+ funds Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.       Name.  The name of the statutory trust formed hereby is m+ funds Trust.

2.       Registered Office; Registered Agent.  The address of the Trust’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware  19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.       Investment Company.  The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.       Series.  Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests (each a “Series”) having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time.

5.       Notice of Limitation of Liabilities of each Series.  Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.       Effective Date.  This Certificate of Trust shall be effective upon filing.

THE BANK OF NEW YORK MELLON, not individually but solely as Trustee

By:
Name:
Title:

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